EXHIBIT 99

FROM:	BALLY TOTAL FITNESS HOLDING CORPORATION 8700 West Bryn Mawr Avenue Chicago, IL 60631 www.BallyFitness.com Contact: Dave Southern - Tel. (773) 399-7611 Vice President, Public and Investor Relations

THE MWW GROUP Public Relations - Tel. (201) 507-9500 Contact: Matt Messinger - Email: mmessinr@mww.com

BALLY TOTAL FITNESS REPORTS
FIRST QUARTER 2001 RESULTS

Net Income of $.65 Per Diluted Share
Up 16% Over First Quarter 2000

       CHICAGO, IL, May 8, 2001 – Bally Total Fitness Holding Corporation (NYSE: BFT) today reported its financial results for the first quarter of 2001, with diluted earnings per share for the quarter of $.65, up 16% over the $.56 per share reported in the prior year quarter. Operating income grew 16% to $34.7 million and operating income before depreciation and amortization ("EBITDA") improved 17% to $52.6 million. Net revenues for the period grew to $280.3 million, a 12% increase over the prior year quarter.

       Lee Hillman, Chairman of the Board of Directors, CEO and President of Bally Total Fitness, noted, "We are pleased to, once again, report growth with increasing profitability during a quarter in which we faced a number of challenges outside our control. Persistent severe weather in a number of our major markets, an earthquake and rolling blackouts in California resulted in the loss of approximately 1,200 more equivalent club sales days compared to the year earlier quarter. Nevertheless, we continued to see strong growth in dues and sales of products and services, up 8% and 37%, respectively. In January, we initiated a number of steps to improve the quality of the customer’s experience and reduce membership cancellations. While these consumer–oriented initiatives may have slightly dampened sales originations, they have measurably lowered membership cancellations to date and improved the quality of our receivables."

       Hillman continued, "During the quarter we grew operating cash flow by 18% before the net impact of a previously announced sale of receivables, due to continued improvement in our operating margins. Margin improvement coupled with revenue growth from a broadening range of revenue sources demonstrates the success of our business model. These results together with the positive response to recent improvements in our members’ experience provide clear signals of the increasing value Bally members perceive."

       Focusing on Bally’s improving balance sheet Hillman stated, "The receivables transaction completed during the quarter provides evidence as to the value inherent in our balance sheet. This transaction, plus the proceeds from the equity offering in March, further strengthened our balance sheet and positioned us with liquidity for continued growth and investment. Capital spending, reduced overall as our major renovation program winds down, is on track to expand our business through the construction of more than 25 new clubs this year, while continuing our ongoing development of product and service initiatives."

       Hillman concluded, "Economic conditions, particularly recent news of rising unemployment and energy concerns, appear to be creating some trickle-down impact on the retail environment overall. While we have seen no impact to date on our revenue streams from existing members including collections of receivables, dues and in-club products and services, it is unclear whether conditions may be having a slight impact on the number of new membership originations. We are continually taking steps to adjust our business to changing conditions regionally and, notwithstanding a prolonged deterioration in certain economic conditions, believe we can counter short term cycles to a large degree."

Comparison of the three months ended March 31, 2001 and 2000

       Operating income for the first quarter of 2001 was $34.7 million compared to $29.8 million in 2000. This increase of $4.9 million (16%) was due to a $30.5 million (12%) increase in net revenue, partially offset by a $23.0 million (11%) increase in operating costs and expenses and an increase in depreciation and amortization of $2.6 million. The operating margin before depreciation and amortization increased to 19% from 18% in the prior year period. Operating income from products and services increased to $13.3 million from $9.2 million in the 2000 quarter, a 44% increase, with operating margins improving to 37% compared to 35% during the prior year period.

       The weighted-average number of fitness centers increased to 385 from 366 in the first quarter of 2000, an increase of 5%, including an increase in the weighted-average number of centers operating under the Company’s four upscale brands, which have smaller membership volume strategies, from 34 to 36. Net revenue from comparable fitness centers increased 9%. New membership units sold during the quarter were flat with the prior year period while the weighted-average selling price of full membership contracts increased 3%. Approximately 1,200 more equivalent club sales days were lost in the 2001 quarter than a year earlier as a result of external conditions including severe weather, an earthquake and rolling electrical blackouts. As a result, membership fees originated increased $2.6 million (2%). Dues collected increased $5.2 million (8%) from the 2000 quarter.

       Finance charges earned during the first quarter of 2001 increased $1.5 million (9%) compared to the 2000 quarter due to the growth in the average portfolio balance prior to the sale of a portion of the portfolio in March 2001. Average interest rates for these finance charges were substantially unchanged between the periods.

       The provision for doubtful receivables combined with the provision for cancellations, which is reported in the financial statements as a direct reduction of initial membership fees on financed memberships originated, totaled 41% of the gross financed portion of originations for both periods. However, the provision for cancellations for the 2001 quarter was 19% compared to 21% for the first quarter of 2000 reflecting the significantly improved experience of actual cancellations from sales during the March 2001 quarter. Notwithstanding this improvement, which may have residual positive effects, the provision for doubtful receivables for the first quarter of 2001 was increased to offset this improvement and maintain a combined provision rate of 41%. The Company believes it is prudent to measure sustained collection improvements over a longer period before changing the overall provision rate.

       Deferral accounting reduced earnings by $3.0 million for 2001 compared to a reduction of $12.7 million for 2000. The improvement from the prior year quarter reflects the net impact of an increase of $11.2 million in recognized revenues from member origination fees and dues offset by an increase of $1.5 million in the net expense recognition.

Cash Flow

       Cash flow from operating activities was $62.5 million in the 2001 quarter compared to $18.0 million in the 2000 quarter. Exclusive of the net effect from the sale of receivables, cash from operating activities for the March 2001 quarter was $21.1 million, an 18% increase over the prior year quarter.

       As of March 31, 2001, the Company’s $100 million revolving credit line was unused except for outstanding letters of credit totaling $4.6 million.

* * * * *

       Bally Total Fitness is the largest commercial operator of fitness centers in North America, with approximately four million members and more than 385 facilities located in 28 states and Canada. With more than 120 million annual visits by members to its fitness centers, Bally Total Fitness provides a unique platform for distribution of products and services to active, fitness-conscious adult consumers.

       The Company will be holding a conference call to discuss its results further and respond to questions on the morning of May 8, 2001 at 11:00 am Eastern Time. Those interested may listen to this conference call via vcall.com, streetfusion.com or the Company’s website at ballyfitness.com.

# # #

Forward-looking statements in this release including, without limitation, statements relating to the Company’s plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following; general economic and business conditions; the impact of our debt structure; risks related to acquisitions; competition; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or litigation; acceptance of new product and service offerings; changes in business strategy or plans; quality of management; availability, terms, and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations; regional weather conditions and other factors described in filings of the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

BALLY TOTAL FITNESS HOLDING CORPORATION
CONSOLIDATED INCOME SUMMARY
(In thousands, except share data)
(Unaudited)
                                                    Three months ended March 31
                                                    ---------------------------
                                                             2001          2000
                                                       ----------    ----------
Net revenues:
  Membership revenues -
    Initial membership fees on
      financed memberships originated                  $  146,201    $  144,462
    Initial membership fees on paid-in-full
      memberships originated                                7,562         6,717
    Dues collected                                         73,181        67,994
    Change in deferred revenues                            (5,121)      (16,301)
                                                       ----------    ----------
                                                          221,823       202,872
  Finance charges earned                                   17,831        16,374
  Products and services                                    36,436        26,615
  Miscellaneous revenue                                     4,246         4,024
                                                       ----------    ----------
                                                          280,336       249,885
Operating costs and expenses:
  Fitness center operations                               124,417       114,838
  Products and services                                    23,121        17,369
  Member processing and collection centers                 10,604        10,828
  Advertising                                              15,859        14,833
  General and administrative                                7,243         7,145
  Provision for doubtful receivables                       48,643        43,407
  Change in deferred membership origination costs          (2,150)       (3,633)
                                                       ----------    ----------
                                                          227,737       204,787
Operating income before depreciation and
  amortization ("EBITDA")                                  52,599        45,098
Depreciation and amortization                              17,912        15,285
                                                       ----------    ----------
Operating income                                           34,687        29,813
Interest income                                               266           490
Interest expense                                          (15,958)      (14,811)
                                                       ----------    ----------
Income before income taxes                                 18,995        15,492
Income tax provision                                         (350)         (225)
                                                       ----------    ----------
Net income                                             $   18,645    $   15,267
                                                       ==========    ==========

Basic earnings per common share                        $      .75    $      .65
                                                       ==========    ==========
Average common shares outstanding                      24,816,783    23,570,467

Diluted earnings per common share                      $      .65    $      .56
                                                       ==========    ==========
Average diluted common shares outstanding
  (includes 3,935,644 and 3,794,965 common
  equivalent shares in 2001 and 2000, respectively)    28,752,427    27,365,432

BALLY TOTAL FITNESS HOLDING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)
                                                         March 31   December 31
                                                             2001          2000
                                                       ----------   -----------
                                                            (In thousands)

                   ASSETS

Current assets:
  Cash and equivalents                                 $   43,323    $   13,074
  Installment contracts receivable, net                   273,221       286,053
  Other current assets                                     64,773        61,516
                                                       ----------    ----------
    Total current assets                                  381,317       360,643

Installment contracts receivable, net                     267,040       273,421
Property and equipment, less accumulated
  depreciation and amortization
  of $451,092 and $435,860                                572,548       558,277
Intangible assets, less accumulated amortization
  of $74,079 and $72,071                                  151,911       153,113
Deferred income taxes                                      62,566        68,115
Deferred membership origination costs                     116,279       114,129
Other assets                                               33,100        32,926
                                                       ----------    ----------
                                                       $1,584,761    $1,560,624
                                                       ==========    ==========

         LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                     $   56,997    $   54,819
  Income taxes payable                                      4,119         3,703
  Deferred income taxes                                    43,135        49,217
  Accrued liabilities                                      72,546        66,566
  Current maturities of long-term debt                     18,538        17,589
  Deferred revenues                                       309,396       306,493
                                                       ----------    ----------
    Total current liabilities                             504,731       498,387

Long-term debt, less current maturities                   604,873       674,349
Other liabilities                                           7,060         7,299
Deferred revenues                                          84,965        82,747
Stockholders' equity                                      383,132       297,842
                                                       ----------    ----------
                                                       $1,584,761    $1,560,624
                                                       ==========    ==========

BALLY TOTAL FITNESS HOLDING CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)
                                                    Three months ended March 31
                                                   ----------------------------
                                                             2001          2000
                                                       ----------    ----------
                                                            (In thousands)

Operating:
  Net income                                           $   18,645    $   15,267
  Adjustments to reconcile -
    Depreciation and amortization, including
      amortization included in interest expense            18,848        16,372
    Provision for doubtful receivables                     48,643        43,407
    Change in operating assets and liabilities            (23,599)      (57,078)
                                                       ----------    ----------
  Cash provided by operating activities                    62,537        17,968

Investing:
  Purchases and construction of property and
    equipment                                             (23,569)      (32,071)
  Acquisitions of businesses                               (1,055)       (1,900)
                                                       ----------    ----------
  Cash used in investing activities                       (24,624)      (33,971)

Financing:
  Debt transactions -
    Net borrowings (repayments) under revolving
      credit agreement                                    (69,500)        4,500
    Net repayments of other long-term debt                 (5,048)       (3,272)
                                                       ----------    ----------
  Cash provided by (used in) debt transactions            (74,548)        1,228

  Equity transactions -
    Proceeds from issuance of common stock
      through public offering                              53,827
    Proceeds from exercise of warrants                     11,609
    Proceeds from issuance of common stock under
      stock purchase and options plans                      1,448           836
                                                       ----------    ----------
  Cash provided by (used in) financing activities          (7,664)        2,064
                                                       ----------    ----------

Increase (decrease) in cash and equivalents                30,249       (13,939)
Cash and equivalents, beginning of period                  13,074        23,450
                                                       ----------    ----------
Cash and equivalents, end of period                    $   43,323    $    9,511
                                                       ==========    ==========

Note to the Condensed Consolidated Balance Sheet:

Installment contracts receivable

                                                         March 31   December 31
                                                             2001          2000
                                                       ----------   -----------
Current:
  Installment contracts receivable                     $  392,469    $  403,777
    Unearned finance charges                              (48,413)      (49,601)
    Allowance for doubtful receivables and
      cancellations                                       (70,835)      (68,123)
                                                       ----------    ----------
                                                       $  273,221    $  286,053
                                                       ==========    ==========
Long-term:
  Installment contracts receivable                     $  355,475    $  361,812
    Unearned finance charges                              (23,654)      (24,237)
    Allowance for doubtful receivables and
      cancellations                                       (64,781)      (64,154)
                                                       ----------    ----------
                                                       $  267,040    $  273,421
                                                       ==========    ==========

A summary of the allowance for doubtful receivables and cancellations activity is as follows:

                                                    Three months ended March 31
                                                    ---------------------------
                                                             2001          2000
                                                       ----------    ----------

Balance at beginning of period                         $  132,277    $  126,038
Contract cancellations and
  write-offs of uncollectible
  amounts, net of recoveries                              (87,636)      (76,204)
Provision for cancellations
  (classified as a direct
  reduction of revenues)                                   42,332        49,995
Provision for doubtful
  receivables                                              48,643        43,407
                                                       ----------    ----------
Balance at end of period                               $  135,616    $  143,236
                                                       ==========    ==========

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